UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2015

SITO MOBILE, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Town Square Place, Suite 204

Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 275-0555

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.07     Submission of Matters to a Vote of Security Holders

On February 4, 2015, SITO Mobile, Ltd. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). A total of 125,201,107 shares of common stock, constituting a quorum, were represented in person or by valid proxies at the Annual Meeting. The final results for each of the matters submitted to a vote of stockholders at the Annual Meeting, as set forth in the Definitive Proxy Statement, filed with the SEC on January 2, 2015, are as follows:

Proposal 1. All of the six (6) nominees for director were elected to serve until the next annual meeting of Stockholders or until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death. The result of the votes to elect the six (6) directors was as follows:

Directors	For	Withheld	Broker Non-Votes
Jerry Hug	77,033,220	536,267	47,631,620
Betsy J. Bernard	76,633,220	936,267	47,631,620
Jonathan E. Sandelman	76,633,220	936,267	47,631,620
Peter D. Holden	76,633,220	936,267	47,631,620
Joseph A. Beatty	77,058,220	511,267	47,631,620
Philip B. Livingston	77,088,970	480,517	47,631,620

    Proposal 2. An amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock by a ratio of not less than 1-for-5 and not more than 1-for-10 at any time prior to February 4, 2016, with the Board of Directors (the “Board”) having the discretion as to whether or not the reverse stock split is to be effected, and with the exact ratio of any reverse stock split to be set at a whole number within the above range as determined by the Board in its discretion was ratified and approved by the stockholders by the votes set forth in the table below:

For	Against	Abstain	Broker Non-Vote
53,133,521	2,207,514	22,228,452	47,631,620

Proposal 3. The compensation of the Company’s named executive officers was approved, on an advisory basis, by the stockholders by the votes set forth in the table below:

For	Against	Abstain
96,533,328	28,619,428	48,351

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINGLE TOUCH SYSTEMS INC.

Date: February 9, 2015	By:	/s/ Jerry Hug
Name: Jerry Hug Title: Chief Executive Officer